UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): March 31, 2015

NEUROCRINE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22705	33-0525145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12780 El Camino Real, San Diego, California		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 617-7600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

In this report, “Neurocrine,” “we,” “us” and “our” refer to Neurocrine Biosciences, Inc.

Item 1.01	Entry into a Material Definitive Agreement.

On March 31, 2015, we entered into an exclusive collaboration and licensing agreement (the “Agreement”) for the development and commercialization of our VMAT2 inhibitor, NBI-98854, in Japan and other select Asian markets with Mitsubishi Tanabe Pharma Corporation (“Mitsubishi Tanabe”). Pursuant to the Agreement, we granted to Mitsubishi Tanabe an exclusive, royalty-bearing license to research, develop, register, use, manufacture and commercialize products containing NBI-98854 in specified countries (the “Mitsubishi Tanabe Territories”). Pursuant to the Agreement, Mitsubishi Tanabe granted to us an exclusive, royalty-free, fully-paid, irrevocable, perpetual license to specified Mitsubishi Tanabe know-how and patents, including Mitsubishi Tanabe’s interest in the joint inventions and joint patents under the Agreement, with the right to research, develop, manufacture and commercialize products containing NBI-98854 outside of the Mitsubishi Tanabe Territories.

Pursuant to the Agreement, if requested by Mitsubishi Tanabe, we will conduct an additional clinical trial to support regulatory approval in Japan for a product containing NBI-98854 for chorea associated with Huntington’s disease (the “Additional Trial”). The study design, protocol and cost of the Additional Trial is subject to mutual agreement between the parties, and we will conduct the Additional Trial at our own expense, subject to a limitation on total expenses by us.

Under the terms of the Agreement, we will receive an initial payment of $30 million. We are also eligible to receive up to $85 million in additional milestone payments associated with the development and commercialization of products containing NBI-98854 in the Mitsubishi Tanabe Territories. Upon commercialization, we will receive royalties on product sales within the Mitsubishi Tanabe Territories. The Agreement also contemplates that Mitsubishi Tanabe will purchase, and we will supply, drug product for Mitsubishi Tanabe’s development activities in the Mitsubishi Tanabe Territories, and the parties may enter into an agreement for the commercial supply of products containing NBI-98854 at a future time.

The Agreement, unless terminated earlier, will continue until expiration of Mitsubishi Tanabe’s royalty obligations with respect to licensed products. Either party may terminate the Agreement earlier if the other party materially breaches the agreement and does not cure the breach within a specified notice period, or upon the other party’s insolvency. We may terminate the Agreement earlier if Mitsubishi Tanabe or any of its affiliates or sublicensees oppose or challenge any of the licensed patents. Mitsubishi Tanabe may terminate the Agreement at any time for any reason upon 180 days written notice. The parties may also terminate the Agreement earlier by mutual written consent.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed with the Securities and Exchange Commission as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015. We intend to request confidential treatment for certain terms of the Agreement, which will be filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 1, 2015	NEUROCRINE BIOSCIENCES, INC.

/s/ Darin M. Lippoldt
Darin M. Lippoldt
Chief Legal Officer